Exhibit 23.1

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-177011 and 333-168788) and Form S-3 (No. 333-192393) of our reports dated April 29, 2014, with respect to the consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, which appear in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas
April 29, 2014